Exhibit 23.1
[PKF ACCOUNTANTS & BUSINESS ADVISERS COMPANY LOGO]
Consent of Independent Certified Public Accountants
The Board of Directors of China Focus Channel Development Co. Limited
We consent to the inclusion in Form 8-K of Sun New Media Inc. dated April 13, 2006 in relation to financial statements and exhibits of our report dated February 10, 2006 relating to the balance sheet of China Focus Channel Development Co. Limited as of December 31, 2005 and the related statement of operations, changes in stockholders’ equity and cash flows for the period from November 10, 2005 (date of incorporation of China Focus Channel Development Co. Limited) to December 31, 2005.

PKF
Certified Public Accountants Hong Kong

April 13, 2006